CAMDEN NATIONAL CORPORATION REPORTS A 16%
INCREASE IN 2015 CORE OPERATING EARNINGS

CAMDEN, Maine, February 4, 2016/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $3.7 billion bank holding company headquartered in Camden, Maine, reported a 16% increase in core operating earnings1 for the year ended December 31, 2015 over 2014 to $28.2 million and an 8% increase in core diluted earnings per share ("EPS")1 for 2015 over 2014 to $3.49 per share. Fourth quarter 2015 core operating earnings increased 26% to $7.7 million over fourth quarter 2014, while fourth quarter 2015 core diluted EPS decreased 5% to $0.78 per share compared to fourth quarter 2014, reflecting the issuance of 2.7 million common shares in connection with the acquisition of SBM Financial, Inc. (“SBM”), which was completed on October 16, 2015.

“We are extremely pleased that we reached two significant milestones in 2015 — the completion of the merger with SBM while at the same time achieving record core operating earnings," said Gregory A. Dufour, president and chief executive officer of the Company. “We reached new heights with total assets of $3.7 billion, loans of $2.5 billion and core deposits of $2.0 billion at December 31, 2015. As a combined organization with 64 banking centers and three lending offices, we are looking forward to the future with our franchise's newly expanded footprint in Southern Maine and Massachusetts.”

Dufour added, "In under eight months our team worked diligently to integrate the infrastructure of the two banks while always focusing on the customer and shareholder value. We never lost sight of our core business along the way, which speaks to our increase in core operating earnings for 2015 of 16% over 2014. The Company's core return on average equity for the year ended December 31, 2015 was 10.15% and core return on average assets was 0.94%. This performance positions us to meet the long-term financial objectives we set when we announced the merger in March 2015, while also aligning with our five-year strategic plan.”

Net income, as presented in accordance with generally accepted accounting principles in the United States ("GAAP"), for the year ended December 31, 2015 and the fourth quarter of 2015 was $21.0 million and $1.7 million, respectively, each representing decreases compared to their respective period of 2014 due to one-time acquisition-related costs recorded in 2015. Diluted EPS for the year ended December 31, 2015 and the fourth quarter of 2015 were $2.60 per share and $0.17 per share, respectively, which reflects the lower GAAP net income and the issuance of 2.7 million shares of Company common stock in October 2015 as consideration for the SBM transaction.

FOURTH QUARTER FINANCIAL HIGHLIGHTS

•
Completed the acquisition of SBM on October 16, 2015 — total assets acquired (including goodwill and core deposit intangible assets generated) were $840.1 million, total loans acquired were $615.2 million, and total deposits acquired were $687.0 million (of which $497.4 million were core deposits)

•	Fourth quarter 2015 core operating earnings increased $1.6 million, or 26%, over fourth quarter 2014

•
Fourth quarter 2015 core diluted EPS decreased $0.04 per share, or 5%, compared to fourth quarter 2014 due to the dilution associated with issuance of 2.7 million shares in the fourth quarter of 2015 combined with the timing of cost savings associated with the SBM acquisition that will be fully achieved in the first quarter of 2016

•	Organic loan growth (excluding SBM acquired loans) for the fourth quarter 2015 was $44.8 million, or 10% annualized

•	Organic deposit growth (excluding SBM acquired deposits) for the fourth quarter 2015 was $32.6 million, or 6% annualized, led by core deposit growth of $75.2 million, or 21% annualized

_____________________________________________________________________________________________
1 This is a non-GAAP measure. Please refer to the "Reconciliation of non-GAAP to GAAP Financial Measures" for further details.

FINANCIAL CONDITION

Total assets at December 31, 2015 reached $3.7 billion compared to $2.8 billion last year. The significant increase over the last year was due to the SBM acquisition with total assets acquired of $840.1 million and organic asset growth during the year of $80.0 million, or 3%. Our loan portfolio grew $102.4 million in 2015 when excluding SBM acquired loans and loans held for sale. Our commercial portfolio at December 31, 2015 totaled $1.3 billion, representing organic loan growth of 11% for the year, while our retail loan portfolio increased modestly by $4.7 million over the same period. The changes within our loan portfolio mix over the past year highlights our focus on business lending and ramp-up of our mortgage banking division. The Company's mortgage sales in 2015 totaled $61.2 million compared to $799,000 for 2014.

Total deposits (excluding brokered deposits) at December 31, 2015 reached $2.5 billion compared to $1.7 billion last year. The significant increase not only reflects the deposits acquired from SBM but, also, strong organic core deposit growth in 2015 of $117.3 million, or 8%. Total borrowings (including brokered deposits) decreased $22.8 million in 2015 compared to December 31, 2014, which includes $15.0 million of subordinated notes issued in the fourth quarter of 2015 associated with the closing of the SBM acquisition.

Our asset quality continues to remain strong with year-to-date net charge-offs to average loans of 0.10% in 2015 compared to 0.16% in 2014 and a 26 basis point decrease in non-performing loans to total loans to 0.93% compared to a year-ago. The annualized net charge-off ratio increased to 0.16% for the fourth quarter 2015 due to the resolution of non-performing loans.

The Company and its wholly-owned subsidiary Camden National Bank continue to maintain risk-based capital ratios in excess of the regulatory levels required for an institution to be considered “well capitalized”. At December 31, 2015, the Company’s total risk-based capital ratio, Tier I risk-based capital ratio, common equity Tier I risk-based capital ratio, and Tier I leverage capital ratio was 12.98%, 11.58%, 10.42%, and 8.74%, respectively.

As part of the SBM acquisition, the Company acquired Healthcare Professional Funding Corporation ("HPFC"), which provides lending services to dentists, veterinarians, and optometrists across the United States. After an extensive analysis it was determined that at this time the capital and operational resources required to allow HPFC to reach its full potential did not align with our need to focus on ensuring we meet the profitability targets of the merger. Operations at HPFC will be discontinued during the first quarter of 2016. The Company will continue to earn revenues from HPFC's loan portfolio as it naturally runs off over the next five to ten years.

FINANCIAL OPERATING RESULTS

Core operating earnings for the fourth quarter of 2015 were $7.7 million compared to $6.1 million for the fourth quarter of 2014 and $7.0 million last quarter. Core diluted EPS for the fourth quarter of 2015 was $0.78 per share compared to $0.82 per share for the fourth quarter of 2014 and $0.93 per share last quarter. The dilution of core diluted EPS in the fourth quarter of 2015 reflects the issuance of 2.7 million shares to SBM shareholders as part of the acquisition.

Generally, revenues and expenses for the fourth quarter of 2015 increased compared to prior quarters due to the acquisition of SBM in the fourth quarter of 2015. Total revenues (including net interest income and non-interest income) for the fourth quarter of 2015 increased 37% over the fourth quarter of 2014 and 31% over the prior quarter, while total non-interest expenses (excluding acquisition-related costs) for the fourth quarter of 2015 increased 39% over the fourth quarter of 2014 and 42% over the prior quarter.

The Company’s exposure to rising interest rate risk reduced significantly as of December 31, 2015 due to the level of floating rate loans acquired as part of the SBM acquisition, the reduction in borrowings resulting from the increase in our core deposit base (both organically and due to the SBM acquisition), and our continued use of back-to-back loan swaps.

Net interest income for the fourth quarter of 2015 increased 37% to $26.4 million over the fourth quarter of 2014 and 32% over the prior quarter. Net interest margin for the fourth quarter of 2015 was 3.30%, which represents an increase over fourth quarter 2014 and prior quarter of 24 basis points and 22 basis points, respectively. The net interest margin lift was driven by an increase in the loan yields and the benefit of loan accretion income of $531,000 generated from the discount on SBM’s acquired loan portfolio and a $180,000 reduction of interest expense on certificates of deposit due to the amortization of the fair value mark on the acquired SBM time deposits. Excluding the impact of loan accretion income and the interest expense reduction on certificates of deposit, the Company’s fourth quarter 2015 net interest margin was 3.21%.

The provision for credit losses was $957,000 for the fourth quarter of 2015, representing an increase of $412,000 and $678,000 over the fourth quarter of 2014 and prior quarter, respectively. The increase reflects the timing of auction activity in the fourth quarter of 2015 on Camden National Bank's legacy non-performing loans.

Non-interest income for the fourth quarter of 2015 totaled $8.5 million, representing an increase of 36% and 29% over the fourth quarter of 2014 and prior quarter, respectively. Non-interest income growth was driven by increases in mortgage banking income, loan swap fees and additional service charges and fees from the acquired SBM deposit customers.

Core operating expenses (excluding one-time acquisition-related costs) for the fourth quarter of 2015 totaled $22.7 million, representing increases over the fourth quarter of 2014 and prior quarter of $6.4 million and $6.7 million, respectively. The increases reflect the incremental operating expenses associated with 55,000 new customers, 24 additional banking and loan centers and 168 new employees associated with the SBM transaction. The core operating expense to total average assets ratio was 0.64% for the fourth quarter of 2015 compared to 0.60% and 0.56% for the fourth quarter of 2014 and prior quarter, respectively.

FOURTH QUARTER DIVIDEND

The board of directors approved a dividend of $0.30 per share, payable on January 29, 2016, to shareholders of record as of January 15, 2016. This distribution represents an annualized dividend yield of 2.72%, based on the December 31, 2015 closing price of Camden National's common stock at $44.09 per share as reported by NASDAQ.

CONFERENCE CALL

Camden National will host a conference call and webcast at 11:00 a.m. eastern time on February 5, 2016 to discuss our fourth quarter and year-to-date 2015 financial results and outlook. Participants should dial in to the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (domestic):         (888) 349-0139
Live dial-in (international):    (412) 542-4154
Live webcast:            http://services.choruscall.com/links/cac160205

A link to the live webcast will be will be available on Camden National's website under "Investors" at www.CamdenNational.com prior to the meeting. The transcript of the conference call will also be available on Camden National's website approximately two days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation headquartered in Camden, Maine, and listed on the NASDAQ® Global Select Market (NASDAQ®) under the symbol CAC, is the holding company employing more than 650 employees for Camden National Bank and the wealth management company, Acadia Trust, N.A. Camden National Bank is a full-service community bank with a network of 64 banking centers and 85 ATMs throughout Maine and lending offices in Massachusetts and New Hampshire. Located at Camden National Bank, Camden Financial Consultants offers full-service brokerage and insurance services. Acadia Trust, N.A. offers investment management and fiduciary services through offices in Portland, Bangor, and Ellsworth, Maine. To learn more, visit www.CamdenNational.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include difficulties in achieving cost savings in connection with the recent acquisition of SBM or in achieving such cost savings within the expected time frame, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Camden National is engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated by other filings with the Securities and Exchange Commission ("SEC"). Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance GAAP, management supplements this evaluation with certain non-GAAP financial measures, such as the efficiency, tangible equity to tangible assets, and core return ratios; core operating earnings; core diluted EPS; tangible book value per share; and tax-equivalent net interest income. Management believes these non-GAAP financial measures help investors in understanding the Company's operating performance and trends and allow for better performance comparisons to other banks. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document or the Form 8-K related to this document, all of which can be found on Camden National's website at www.CamdenNational.com.

ANNUALIZED DATA

Certain returns, yields, and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts.

Selected Financial Data (unaudited)

	At or For The Three Months Ended			At or For The Year Ended
(In thousands, except number of shares and per share data)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Investments	$855,995	$820,052	$803,633	$855,995	$803,633
Loans and loans held for sale	2,501,164	1,831,033	1,772,610	2,501,164	1,772,610
Allowance for loan losses	21,166	21,132	21,116	21,166	21,116
Total assets	3,709,871	2,871,798	2,789,853	3,709,871	2,789,853
Deposits	2,727,836	2,008,177	1,932,097	2,727,836	1,932,097
Borrowings	572,889	563,905	577,002	572,889	577,002
Shareholders' equity	363,190	259,403	245,109	363,190	245,109
Operating Data
Net interest income	$26,371	$20,012	$19,236	$86,452	$76,257
Provision for credit losses	957	279	545	1,936	2,220
Non-interest income	8,464	6,561	6,221	27,482	24,370
Non-interest expense	31,470	16,711	16,301	81,139	62,397
Income before income taxes	2,408	9,583	8,611	30,859	36,010
Income tax expense	716	3,127	2,523	9,907	11,440
Net income	$1,692	$6,456	$6,088	$20,952	$24,570
Core operating earnings(1)	$7,662	$6,951	$6,088	$28,186	$24,277
Key Ratios
Return on average assets	0.19%	0.90%	0.88%	0.70%	0.92%
Core return on average assets(1)	0.86%	0.97%	0.88%	0.94%	0.90%
Return on average equity	1.91%	9.99%	9.92%	7.54%	10.37%
Core return on average equity(1)	8.64%	10.76%	9.92%	10.15%	10.25%
Core return on average tangible equity(1)	11.96%	13.56%	12.75%	13.20%	13.30%
Tangible equity to tangible assets(1)	7.18%	7.51%	7.18%	7.18%	7.18%
Efficiency ratio(1)	64.16%	58.94%	63.24%	61.13%	61.58%
Yield on average interest-earning assets	3.74%	3.54%	3.54%	3.65%	3.60%
Average cost of funds	0.46%	0.47%	0.49%	0.47%	0.50%
Net interest margin	3.30%	3.08%	3.06%	3.19%	3.11%
Non-performing loans to total loans	0.93%	0.83%	1.19%	0.93%	1.19%
Non-performing assets to total assets	0.66%	0.54%	0.82%	0.66%	0.82%
Annualized charge-offs to average loans	0.16%	0.08%	0.23%	0.10%	0.16%
Tier I leverage capital ratio(2)	8.74%	9.41%	9.26%	8.74%	9.26%
Common equity tier I risk-based capital ratio(2)	10.42%	11.44%	—	10.42%	—
Tier I risk-based capital ratio(2)	11.58%	13.67%	13.97%	11.58%	13.97%
Total risk-based capital ratio(2)	12.98%	14.76%	15.16%	12.98%	15.16%
Per Share Data
Basic earnings per share	$0.17	$0.86	$0.82	$2.60	$3.29
Diluted earnings per share	$0.17	$0.86	$0.82	$2.60	$3.28
Core diluted earnings per share(1)	$0.78	$0.93	$0.82	$3.49	$3.24
Cash dividends declared per share	$0.30	$0.30	$0.30	$1.20	$1.11
Book value per share	$35.54	$34.80	$33.01	$35.54	$33.01
Tangible book value per share(1)	$25.33	$28.45	$26.52	$25.33	$26.52
Weighted average number of common shares outstanding	9,734,020	7,453,222	7,424,319	8,020,851	7,450,980
Diluted weighted average number of common shares outstanding	9,789,179	7,477,039	7,447,550	8,049,708	7,470,593
(1) Please see "Reconciliation of non-GAAP to GAAP Financial Measures."
(2) Beginning March 31, 2015, reported regulatory capital ratios reflect Basel III regulatory capital rule and framework.

Consolidated Statement of Condition Data (unaudited)

(In thousands, except number of shares)	December 31, 2015	December 31, 2014
ASSETS
Cash and due from banks	$79,488	$60,813
Securities:
Available-for-sale securities, at fair value	750,338	763,063
Held-to-maturity securities, at amortized cost	84,144	20,179
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	21,513	20,391
Total securities	855,995	803,633
Loans held for sale	10,958	—
Loans	2,490,206	1,772,610
Less: allowance for loan losses	(21,166)	(21,116)
Net loans	2,469,040	1,751,494
Goodwill and other intangible assets	104,324	48,171
Bank-owned life insurance	59,917	57,800
Premises and equipment, net	45,959	23,886
Deferred tax assets	39,716	14,434
Interest receivable	7,985	6,017
Other real estate owned	1,304	1,587
Other assets	35,185	22,018
Total assets	$3,709,871	$2,789,853
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Demand	$359,130	$263,013
Interest checking	740,084	480,521
Savings and money market	912,668	653,708
Certificates of deposit	516,867	317,123
Brokered deposits	199,087	217,732
Total deposits	2,727,836	1,932,097
Federal Home Loan Bank advances	55,000	56,039
Other borrowed funds	458,763	476,939
Subordinated debentures	59,126	44,024
Accrued interest and other liabilities	45,956	35,645
Total liabilities	3,346,681	2,544,744
Shareholders’ Equity
Common stock, no par value: authorized 20,000,000 shares, issued and outstanding 10,220,478 and 7,426,222 on December 31, 2015 and 2014, respectively	153,083	41,555
Retained earnings	222,329	211,979
Accumulated other comprehensive loss:
Net unrealized losses on securities available-for-sale, net of tax	(3,801)	(319)
Net unrealized losses on derivative instruments, net of tax	(6,374)	(5,943)
Net unrecognized losses on postretirement plans, net of tax	(2,047)	(2,163)
Total accumulated other comprehensive loss	(12,222)	(8,425)
Total shareholders’ equity	363,190	245,109
Total liabilities and shareholders’ equity	$3,709,871	$2,789,853

Consolidated Statements of Income Data (unaudited)

	Three Months Ended December 31,
(In thousands, except per share data)	2015	2014
Interest Income
Interest and fees on loans	$25,144	$18,005
Interest on U.S. government and sponsored enterprise obligations	3,904	3,868
Interest on state and political subdivision obligations	704	329
Interest on federal funds sold and other investments	231	90
Total interest income	29,983	22,292
Interest Expense
Interest on deposits	1,881	1,589
Interest on borrowings	901	829
Interest on subordinated debentures	830	638
Total interest expense	3,612	3,056
Net interest income	26,371	19,236
Provision for credit losses	957	545
Net interest income after provision for credit losses	25,414	18,691
Non-Interest Income
Service charges on deposit accounts	1,789	1,540
Other service charges and fees	2,074	1,552
Income from fiduciary services	1,193	1,244
Mortgage banking income, net	1,056	85
Brokerage and insurance commissions	337	388
Bank-owned life insurance	413	462
Other income	1,602	950
Total non-interest income	8,464	6,221
Non-Interest Expenses
Salaries and employee benefits	11,670	8,310
Furniture, equipment and data processing	2,527	2,080
Net occupancy	1,790	1,230
Consulting and professional fees	891	600
Other real estate owned and collection costs	937	624
Regulatory assessments	650	505
Amortization of intangible assets	444	287
Merger and acquisition costs	8,786	—
Other expenses	3,775	2,665
Total non-interest expenses	31,470	16,301
Income before income taxes	2,408	8,611
Income Taxes	716	2,523
Net income	$1,692	$6,088
Per Share Data
Basic earnings per share	$0.17	$0.82
Diluted earnings per share	$0.17	$0.82

Consolidated Statements of Income Data (unaudited)

	Year Ended December 31,
(In thousands, except per share data)	2015	2014
Interest Income
Interest and fees on loans	$81,221	$70,654
Interest on U.S. government and sponsored enterprise obligations	15,091	16,118
Interest on state and political subdivision obligations	2,208	1,256
Interest on federal funds sold and other investments	624	357
Total interest income	99,144	88,385
Interest Expense
Interest on deposits	6,511	6,267
Interest on borrowings	3,457	3,329
Interest on subordinated debentures	2,724	2,532
Total interest expense	12,692	12,128
Net interest income	86,452	76,257
Provision for credit losses	1,936	2,220
Net interest income after provision for credit losses	84,516	74,037
Non-Interest Income
Service charges on deposit accounts	6,423	6,229
Other service charges and fees	6,850	6,136
Income from fiduciary services	4,918	4,989
Mortgage banking income, net	2,031	282
Brokerage and insurance commissions	1,699	1,766
Bank-owned life insurance	1,680	1,437
Net gain on sale of securities	4	451
Other income	3,877	3,080
Total non-interest income	27,482	24,370
Non-Interest Expenses
Salaries and employee benefits	37,220	32,669
Furniture, equipment and data processing	8,057	7,316
Net occupancy	5,695	5,055
Consulting and professional fees	2,625	2,368
Other real estate owned and collection costs	2,491	2,289
Regulatory assessments	2,184	1,982
Amortization of intangible assets	1,306	1,148
Merger and acquisition costs	10,415	—
Other expenses	11,146	9,570
Total non-interest expenses	81,139	62,397
Income before income taxes	30,859	36,010
Income Taxes	9,907	11,440
Net income	$20,952	$24,570
Per Share Data
Basic earnings per share	$2.60	$3.29
Diluted earnings per share	$2.60	$3.28

Quarterly Average Balance, Interest and Yield/Rate Analysis (unaudited)

	At or For The Three Months Ended
	December 31, 2015			December 31, 2014
(In thousands)	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Interest-earning assets:
Securities - taxable	$748,341	$4,135	2.21%	$754,660	$3,959	2.10%
Securities - nontaxable(1)	99,281	1,084	4.37%	40,913	506	4.94%
Loans(2)(3):
Residential real estate	787,441	8,418	4.28%	581,225	6,025	4.15%
Commercial real estate	873,620	9,540	4.27%	617,105	6,894	4.37%
Commercial(1)	347,310	3,707	4.18%	232,231	2,252	3.79%
Municipal(1)	13,866	122	3.49%	11,687	107	3.65%
Consumer	359,851	3,500	3.86%	291,435	2,869	3.91%
Total loans	2,382,088	25,287	4.19%	1,733,683	18,147	4.14%
Total interest-earning assets	3,229,710	30,506	3.74%	2,529,256	22,612	3.54%
Cash and due from banks	72,588			45,270
Other assets	264,503			176,942
Less: allowance for loan losses	(21,216)			(21,440)
Total assets	$3,545,585			$2,730,028
Liabilities & Shareholders' Equity
Deposits:
Demand	$355,421	$—	—	$282,333	$—	—
Interest checking	691,191	136	0.08%	479,685	88	0.07%
Savings	406,723	61	0.06%	260,020	38	0.06%
Money market	441,431	388	0.35%	403,749	291	0.29%
Certificates of deposit(3)	489,329	952	0.77%	319,752	780	0.97%
Total deposits	2,384,095	1,537	0.26%	1,745,539	1,197	0.27%
Borrowings:
Brokered deposits	203,046	344	0.67%	191,292	392	0.81%
Subordinated debentures	57,973	830	5.68%	44,012	638	5.75%
Other borrowings	503,606	901	0.71%	473,409	829	0.69%
Total borrowings	764,625	2,075	1.08%	708,713	1,859	1.04%
Total funding liabilities	3,148,720	3,612	0.46%	2,454,252	3,056	0.49%
Other liabilities	45,223			32,178
Shareholders' equity	351,642			243,598
Total liabilities & shareholders' equity	$3,545,585			$2,730,028

Net interest income (fully-taxable equivalent)		26,894			19,556
Less: fully-taxable equivalent adjustment		(523)			(320)
Net interest income		$26,371			$19,236

Net interest rate spread (fully-taxable equivalent)			3.28%			3.05%
Net interest margin (fully-taxable equivalent)(3)			3.30%			3.06%

(1) Reported on tax-equivalent basis calculated using a tax rate of 35%, including certain commercial loans.
(2) Non-accrual loans and loans held for sale are included in total average loans.
(3)  The accounting for the SBM acquisition required loans and time deposits to be recorded at fair value. The fair value marks on the loans and time deposits acquired accrete and amortize into net interest income over time. For the fourth quarter of 2015, the loan accretion income and interest expense reduction on time deposits related to the SBM acquisition totaled $531,000 and $180,000, respectively. Excluding these items, net interest margin for the fourth quarter of 2015 was 3.21%.

Year-to-Date Average Balance, Interest and Yield/Rate Analysis (unaudited)

	At or For The Year Ended
	December 31, 2015			December 31, 2014
(In thousands)	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Interest-earning assets:
Securities - taxable	$739,168	$15,715	2.13%	$770,202	$16,474	2.14%
Securities - nontaxable(1)	76,779	3,397	4.42%	37,499	1,932	5.15%
Loans(2)(3):
Residential real estate	636,516	26,505	4.16%	571,593	24,036	4.21%
Commercial real estate	716,112	31,859	4.45%	594,224	26,976	4.54%
Commercial(1)	271,631	10,907	4.02%	211,722	8,346	3.94%
Municipal(1)	13,698	471	3.44%	13,794	486	3.52%
Consumer	310,664	12,053	3.88%	289,964	11,292	3.89%
Total loans	1,948,621	81,795	4.20%	1,681,297	71,136	4.23%
Total interest-earning assets	2,764,568	100,907	3.65%	2,488,998	89,542	3.60%
Cash and due from banks	55,256			44,276
Other assets	200,857			171,204
Less: allowance for loan losses	(21,281)			(21,691)
Total assets	$2,999,400			$2,682,787
Liabilities & Shareholders' Equity
Deposits:
Demand	$292,776	$—	—	$251,609	$—	—
Interest checking	543,330	427	0.08%	465,740	325	0.07%
Savings	306,536	180	0.06%	250,148	142	0.06%
Money market	394,367	1,283	0.33%	413,712	1,206	0.29%
Certificates of deposit(3)	357,972	3,126	0.87%	328,887	3,116	0.95%
Total deposits	1,894,981	5,016	0.26%	1,710,096	4,789	0.28%
Borrowings:
Brokered deposits	229,079	1,495	0.65%	157,265	1,478	0.94%
Subordinated debentures	47,569	2,724	5.73%	43,973	2,532	5.76%
Other borrowings	511,632	3,457	0.68%	504,803	3,329	0.66%
Total borrowings	788,280	7,676	0.97%	706,041	7,339	1.04%
Total funding liabilities	2,683,261	12,692	0.47%	2,416,137	12,128	0.50%
Other liabilities	38,423			29,801
Shareholders' equity	277,716			236,849
Total liabilities & shareholders' equity	$2,999,400			$2,682,787

Net interest income (fully-taxable equivalent)		88,215			77,414
Less: fully-taxable equivalent adjustment		(1,763)			(1,157)
Net interest income		$86,452			$76,257

Net interest rate spread (fully-taxable equivalent)			3.18%			3.10%
Net interest margin (fully-taxable equivalent)(3)			3.19%			3.11%

(1) Reported on tax-equivalent basis calculated using a tax rate of 35%, including certain commercial loans.
(2) Non-accrual loans and loans held for sale are included in total average loans.
(3)  The accounting for the SBM acquisition required loans and time deposits to be recorded at fair value. The fair value marks on the loans and time deposits acquired accrete and amortize into net interest income over time. For the year ended December 31, 2015, the loan accretion income and interest expense reduction on time deposits related to the SBM acquisition totaled $531,000 and $180,000, respectively. Additionally, in the second quarter of 2015 one loan paid-off that was on non-accrual status and resulted in income of $734,000. Excluding these items, net interest margin for the year ended ended December 31, 2015 was 3.14%.

Loan and Deposit Organic Growth Data (unaudited)

	(A)	(B)	(C)	(D) = (A) - (B) - (C)
(In thousands)	December 31, 2015	September 30, 2015	SBM Acquisition	Three Months Ended December 31, 2015 Organic Growth (Annualized)
Loans:
Residential	$820,704	$583,076	$234,619	$3,009	2%
Commercial real estate	927,951	690,935	193,883	43,133	25%
Commercial	374,964	258,105	113,190	3,669	6%
Home equity	348,634	281,492	71,005	(3,863)	(5)%
Consumer	17,953	16,535	2,526	(1,108)	(27)%
Total loans	$2,490,206	$1,830,143	$615,223	$44,840	10%
Deposits:
Demand	$359,130	$308,576	$30,139	$20,415	26%
Interest checking	740,084	480,065	247,834	12,185	10%
Savings and money market	912,668	650,701	219,385	42,582	26%
Certificates of deposit	516,867	339,937	189,659	(12,729)	(15)%
Brokered deposits	199,087	228,898	—	(29,811)	(52)%
Total deposits	$2,727,836	$2,008,177	$687,017	$32,642	6%

	(A)	(B)	(C)	(D) = (A) - (B) - (C)
(In thousands)	December 31, 2015	December 31, 2014	SBM Acquisition	Year Ended December 31, 2015 Organic Growth
Loans:
Residential	$820,704	$585,468	$234,619	$617	—%
Commercial real estate	927,951	640,661	193,883	93,407	15%
Commercial	374,964	257,515	113,190	4,259	2%
Home equity	348,634	271,709	71,005	5,920	2%
Consumer	17,953	17,257	2,526	(1,830)	(11)%
Total loans	$2,490,206	$1,772,610	$615,223	$102,373	6%
Deposits:
Demand	$359,130	$263,013	$30,139	$65,978	25%
Interest checking	740,084	480,521	247,834	11,729	2%
Savings and money market	912,668	653,708	219,385	39,575	6%
Certificates of deposit	516,867	317,123	189,659	10,085	3%
Brokered deposits	199,087	217,732	—	(18,645)	(9)%
Total deposits	$2,727,836	$1,932,097	$687,017	$108,722	6%

Asset Quality Data (unaudited)
(In thousands)	At or For The Year Ended December 31, 2015	At or For The Nine Months Ended September 30, 2015	At or For The Six Months Ended June 30, 2015	At or For The Three Months Ended March 31, 2015	At or For The Year Ended December 31, 2014
Non-accrual loans(1):
Residential real estate	$7,253	$4,149	$4,498	$5,630	$6,056
Commercial real estate	4,529	3,384	2,813	4,083	7,043
Commercial	4,489	1,383	1,425	1,442	1,529
Consumer	2,051	1,243	1,957	1,942	2,011
Total non-accrual loans	18,322	10,159	10,693	13,097	16,639
Loans 90 days past due and accruing	—	—	—	—	—
Renegotiated loans not included above	4,861	5,013	5,313	4,433	4,539
Total non-performing loans	23,183	15,172	16,006	17,530	21,178
Other real estate owned(2):
Residential real estate	407	204	300	533	575
Commercial real estate	897	—	351	848	1,012
Total other real estate owned	1,304	204	651	1,381	1,587
Total non-performing assets	$24,487	$15,376	$16,657	$18,911	$22,765
Loans 30-89 days past due:
Residential real estate	$3,590	$1,153	$1,287	$798	$1,303
Commercial real estate	4,295	1,281	586	959	381
Commercial	802	497	718	144	656
Consumer	1,255	315	897	707	891
Total loans 30-89 days past due	$9,942	$3,246	$3,488	$2,608	$3,231
Allowance for loan losses at the beginning of the period	$21,116	$21,116	$21,116	$21,116	$21,590
Provision for loan losses	1,938	972	691	440	2,224
Charge-offs:
Residential real estate	801	468	292	113	785
Commercial real estate	481	174	103	55	361
Commercial	655	387	243	159	1,544
Consumer	679	481	260	97	754
Total charge-offs	2,616	1,510	898	424	3,444
Total recoveries	728	554	285	133	746
Net charge-offs	1,888	956	613	291	2,698
Allowance for loan losses at the end of the period	$21,166	$21,132	$21,194	$21,265	$21,116
Components of allowance for credit losses:
Allowance for loan losses	$21,166	$21,132	$21,194	$21,265	$21,116
Liability for unfunded credit commitments	22	24	26	23	17
Allowance for credit losses	$21,188	$21,156	$21,220	$21,288	$21,133
Ratios:
Non-performing loans to total loans	0.93%	0.83%	0.89%	0.98%	1.19%
Non-performing assets to total assets	0.66%	0.54%	0.59%	0.67%	0.82%
Allowance for loan losses to total loans	0.85%	1.15%	1.17%	1.19%	1.19%
Net charge-offs to average loans (annualized)
Quarter-to-date	0.16%	0.08%	0.07%	0.07%	0.23%
Year-to-date	0.10%	0.07%	0.07%	0.07%	0.16%
Allowance for loan losses to non-performing loans	91.30%	139.27%	132.41%	121.30%	99.70%
Loans 30-89 days past due to total loans	0.40%	0.18%	0.19%	0.15%	0.18%

(1) As part of the SBM acquisition, the Company acquired $10.6 million of loans designated as non-accrual.
(2) As part of the SBM acquisition, the Company acquired properties designated as real estate owned totaling $729,000. In conjunction with the SBM acquisition, the Company consolidated certain branch locations and two of these branches were designated as real estate owned totaling $401,000.

Reconciliation of non-GAAP to GAAP Financial Measures
Efficiency Ratio:

	Three Months Ended			Year Ended
(In thousands)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Non-interest expense, as presented	$31,470	$16,711	$16,301	$81,139	$62,397
Less: merger and acquisition costs	8,786	766	—	10,415	—
Adjusted non-interest expense	$22,684	$15,945	$16,301	$70,724	$62,397
Net interest income, as presented	$26,371	$20,012	$19,236	$86,452	$76,257
Add: effect of tax-exempt income(1)	523	483	320	1,763	1,157
Non-interest income, as presented	8,464	6,561	6,221	27,482	24,370
Less: net gain on sale of securities	—	4	—	4	451
Adjusted net interest income plus non-interest income	$35,358	$27,052	$25,777	$115,693	$101,333
Non-GAAP efficiency ratio	64.16%	58.94%	63.24%	61.13%	61.58%
GAAP efficiency ratio	90.34%	62.89%	64.03%	71.22%	62.01%
(1) Assumed a 35.0% tax rate.
Tax-Equivalent Net Interest Income:

	Three Months Ended			Year Ended
(In thousands)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net interest income, as presented	$26,371	$20,012	$19,236	$86,452	$76,257
Add: effect of tax-exempt income(1)	523	483	320	1,763	1,157
Net interest income, tax equivalent	$26,894	$20,495	$19,556	$88,215	$77,414
(1) Assumed a 35.0% tax rate.
Tangible Book Value Per Share and Tangible Equity To Tangible Assets:

(In thousands, except number of shares and per share data)	December 31, 2015	September 30, 2015	December 31, 2014
Tangible Book Value Per Share:
Shareholders' equity, as presented	$363,190	$259,403	$245,109
Less: goodwill and other intangible assets	104,324	47,309	48,171
Tangible equity	$258,866	$212,094	$196,938
Shares outstanding at period end	10,220,478	7,454,045	7,426,222
Tangible book value per share	$25.33	$28.45	$26.52
Book value per share	$35.54	$34.80	$33.01
Tangible Equity to Tangible Assets:
Total assets	$3,709,871	$2,871,798	$2,789,853
Less: goodwill and other intangibles	104,324	47,309	48,171
Tangible assets	$3,605,547	$2,824,489	$2,741,682
Tangible equity to tangible assets	7.18%	7.51%	7.18%
Shareholders' equity to total assets	9.79%	9.03%	8.79%

Core Operating Earnings, Core Diluted EPS, Core Return on Average Assets, and Core Return on Average Equity:

	Three Months Ended			Year Ended
(In thousands, except per share data)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Core Operating Earnings:
Net income, as presented	$1,692	$6,456	$6,088	$20,952	$24,570
Merger and acquisition costs, net of tax(1)	5,970	498	—	7,237	—
Gains on sale of securities, net of tax(2)	—	(3)	—	(3)	(293)
Core operating earnings	$7,662	$6,951	$6,088	$28,186	$24,277
Core Diluted EPS:
Diluted EPS, as presented	$0.17	$0.86	$0.82	$2.60	$3.28
Non-core transactions impact	0.61	0.07	—	0.89	(0.04)
Core diluted EPS	$0.78	$0.93	$0.82	$3.49	$3.24
Core Return on Average Assets:
Return on average assets, as presented	0.19%	0.90%	0.88%	0.70%	0.92%
Non-core transactions impact	0.67%	0.07%	—	0.24%	(0.02)%
Core return on average assets	0.86%	0.97%	0.88%	0.94%	0.90%
Core Return on Average Equity:
Return on average equity, as presented	1.91%	9.99%	9.92%	7.54%	10.37%
Non-core transactions impact	6.73%	0.77%	—	2.61%	(0.12)%
Core return on average equity	8.64%	10.76%	9.92%	10.15%	10.25%
(1) Assumed 35.0% tax rate for deductible expenses.
(2) Assumed 35.0% tax rate.
Core Return on Average Tangible Equity:

	Three Months Ended			Year Ended
(In thousands)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income, as presented	$1,692	$6,456	$6,088	$20,952	$24,570
Amortization of intangible assets, net of tax(1)	289	187	187	849	746
Merger and acquisition costs, net of tax(2)	5,970	498	—	7,237	—
Gains on sale of securities, net of tax(1)	—	(3)	—	(3)	(293)
Core tangible operating earnings	$7,951	$7,138	$6,275	$29,035	$25,023
Average equity	$351,642	$256,326	$243,598	$277,716	$236,849
Less: average goodwill and other intangible assets	87,814	47,446	48,306	57,833	48,735
Average tangible equity	$263,828	$208,880	$195,292	$219,883	$188,114
Core return on average tangible equity	11.96%	13.56%	12.75%	13.20%	13.30%
Return on average equity	1.91%	9.99%	9.92%	7.54%	10.37%
(1) Assumed 35.0% tax rate.
(2) Assumed 35.0% tax rate for deductible expenses.

CONTACT: Michael R. Archer, Vice President, Corporate Controller, Camden National Corporation, (800) 860-8821, marcher@camdennational.com